EXHIBIT 1

Casablanca Capital Backs Lourenco Goncalves To Become CEO of Cliffs Natural Resources

And Notifies Company Of Intention To Nominate Majority Slate Of Directors For Election To Board

Says It Believes Yesterday’s Bloom Lake Announcement Does Not Go Far Enough to

Address Fundamental Strategic and Structural Changes Needed to Create Value for Shareholders

NEW YORK – February 12, 2014 – Casablanca Capital LP (“Casablanca”), one of the largest shareholders of Cliffs Natural Resources Inc. (“Cliffs” or “the Company”) (NYSE: CLF), with beneficial ownership of approximately 5.2%, today announced that it is backing Lourenco Goncalves, former CEO of Metals USA, to fill the currently open position of Chief Executive Officer of Cliffs. Casablanca has also delivered a letter to the Company declaring its intention to nominate a majority of directors for election to Cliffs’ Board of Directors at the Company’s 2014 annual meeting of shareholders.

Goncalves, a 30-year veteran of the metals and mining industry, is standing as CEO candidate, has agreed to be a Casablanca director nominee, and recently made a personal investment of approximately $1 million in Cliffs shares. Goncalves was most recently Chairman, President and CEO of Metals USA.  Over the first two years of his 10-year tenure as CEO, the company’s share price grew from $3.08 to $22.00 when taken private.  Under Goncalves’ leadership, Metals USA then returned 5.5x to its principal shareholders when it was sold to Reliance Steel and Aluminum for $1.2 billion in 2013.

“The steps Cliffs announced yesterday are, in our view, a knee-jerk response to our call for change. We believe they are inadequate to address Cliffs’ issues, including the need for dramatic cost savings, and do not demonstrate the strong leadership needed to create substantial value for shareholders,” said Donald Drapkin, Chairman of Casablanca. “In spite of its public statements, Cliffs hasn’t engaged us in any meaningful dialogue on the issues we’ve raised or provided a timetable for doing so.”

Drapkin continued, “The sad truth is that shares of Cliffs have lost more than 80% of their value since mid-2011. The Company’s actions to date have confirmed our lack of faith in the ability of the current Board and management team to reverse the deterioration in Cliffs’ financial performance. We are therefore calling for the business to be refocused under a dynamic and experienced CEO, Lourenco Goncalves, supported by a significantly reconstituted Board of Directors. We are confident Mr. Goncalves will bring the strategic and operational skills needed to effect urgent change and restore the fundamental value we see in Cliffs. We will shortly announce a slate of highly qualified Board nominees to oversee this effort.”

Goncalves said, “Cliffs is undervalued by the market, not because of any inherent shortcoming in the assets, but rather because of how the assets have been structured and managed. The personal investment I have made in Cliffs underscores my belief in the opportunity as well as my support for the cost-cutting and other recommendations Casablanca has made. I look forward to working with Casablanca and our fellow investors to catalyze positive change and generate significant shareholder value.”

Schulte Roth & Zabel LLP is acting as legal advisor to Casablanca.

About Lourenco Goncalves

Lourenco Goncalves has over 30 years of experience in the metals and mining sector, having served most recently as Chairman, President and CEO of Metals USA prior to its sale to Reliance Steel & Aluminum in 2013 for $1.2 billion.  Mr. Goncalves served as President and CEO for 10 years and Chairman of the Board of Directors for seven years, overseeing the Company’s expansion from operations in 18 to 49 locations, its growth in profitability from approximately $17 million to $143 million annually, and its establishment as one of the largest metals service center businesses in the United States.  Prior to his time at Metals USA, he served from 1998 to 2003 as President and CEO of California Steel Industries (CSI), a leading Los Angeles-based producer of flat rolled steel in the Western United States. From 1981 to 1998, he was employed in progressively senior positions by Companhia Siderurgica Nacional (CSN), a steel producer that is vertically integrated with iron ore operations and one of the largest steel producers based in Brazil.

About Casablanca Capital LP

Casablanca Capital is an event driven and activist investment manager based in New York, founded in 2010 by Donald G. Drapkin and Douglas Taylor. Casablanca invests in high quality but underperforming public companies that have multiple levers to unlock shareholder value. The firm seeks to engage with the management, boards, and shareholders of those companies in a constructive dialogue in order to enhance shareholder value through improved operational efficiencies, strategic divestitures, capital structure optimization and increased corporate focus. In 2011, Casablanca successfully initiated a campaign at Mentor Graphics Corporation to improve profitability and enhance value at the company, working with shareholders to elect three nominees to Mentor’s Board.

Cautionary Statement Regarding Opinions and Forward-Looking Statements

Certain information contained herein constitutes “forward-looking statements” with respect to Cliffs, which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “should,” "could," “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks, uncertainties and assumptions, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. The opinions of Casablanca are for general informational purposes only and do not have regard to the specific investment objective, financial situation, suitability or particular need of any specific person, and should not be taken as advice on the merits of any investment decision. This material does not recommend the purchase or sale of any security. Casablanca reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Casablanca disclaims any obligation to update the information contained herein. Casablanca and/or one or more of the investment funds it manages may purchase additional Cliffs shares or sell all or a portion of their shares or trade in securities relating to such shares.

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Media Contacts:

Sard Verbinnen & Co

George Sard/Matt Benson

212-687-8080

Investor Contacts:

Okapi Partners

Bruce H. Goldfarb/Patrick McHugh/Lydia Mulyk

212-297-0720

CASABLANCA CAPITAL LP, DONALD G. DRAPKIN AND DOUGLAS TAYLOR (COLLECTIVELY, “CASABLANCA") INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF CLIFFS NATURAL RESOURCES, INC. (THE "COMPANY") IN CONNECTION WITH THE COMPANY'S 2014 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CASABLANCA AND CELSO LOURENCO GONCALVES (COLLECTIVELY, THE "PARTICIPANTS"), WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, OKAPI PARTNERS LLC, CASABLANCA'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING (212) 297-0720 OR TOLL-FREE AT (855) 305-0857.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS WILL BE CONTAINED IN EXHIBIT 4 TO THE SCHEDULE 14A TO BE FILED BY CASABLANCA WITH THE SEC ON FEBRUARY 12, 2014. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.